Inuvo Reports Record Third Quarter Revenue Up 48%; Net Income Increased 62% to $651,000

CONWAY, AR, October 22, 2015 -- Inuvo, Inc. (NYSE MKT: INUV), an advertising technology and digital publishing company, today announced revenues of $19.3 million in the third quarter of 2015 compared to $13.0 million in the same quarter last year, a 48% increase. Net income in the third quarter of 2015 was $651,000 or $0.03 per diluted share compared to $403,000 or $0.02 per diluted share in the same quarter of 2014. For the first nine months of 2015, revenue was $49.4 million, a 45% increase over the first nine months of last year. Net income for the first nine months of 2015 was $1,723,000 or $0.07 per diluted share compared to $1,460,000 or $0.06 per diluted share in the same period last year.

“Our trailing twelve months financial performance year-over-year, with revenue up 43%, net income up 96% and free cash flow nearly doubling is and will continue to provide the opportunity to make investments in new technologies, explore innovative marketing strategies, hire exceptional people and where appropriate, try out new ideas,” stated Rich Howe, Chairman and CEO of Inuvo. “Our profits provide the means for our continued growth while also, as was the case in this last quarter, the flexibility to pay off our debt in its entirety.“

Third Quarter 2015 Financial Highlights

•	Revenue was up 48% to $19.3 million from $13.0 million in 2014.

◦	Partner revenue was up 2% to $7.2 million from $7.1 million.

◦	Owned & Operated revenue was up 102% to $12.0 million from $5.9 million.

•	Net income was up 62% to $651,000 or $0.03 per diluted share from 2014.

•	Adjusted EBITDA, a non-GAAP measure, was up 14.7% to $1.3 million from $1.2 million in 2014.

•	Free Cash Flow, a non-GAAP measure was up 86% to $1.7 million from $900 thousand in 2014.

•	All bank debt has been repaid with a balance of zero at September 30, 2015 compared to $3.6 million at December 31, 2014.

First Nine Months 2015 Financial Highlights

•	Revenue was up 45% to $49.4 million from $34.1 million in 2014.

o	Partner revenue was up 33% to $24.1 million from $18.1 million in 2014.

o	Owned & Operated revenue was up 58% to $25.3 million from $16.0 million in 2014.

•	Net income was up 18% to $1.7 million or $0.07 per diluted share from 2014 and Adjusted EBITDA, a non-GAAP measure, was $3.1 million.

•	Free cash flow, a non-GAAP measure more than doubled to $4.1 million compared to 2014.

The Inuvo business is managed along two segments, the Partner Network and the Owned and Operated Network. The Partner Network facilitates transactions between advertisers and our partners' websites and applications. The Owned and Operated Network designs, builds and markets mobile-ready consumer websites and applications mainly under the ALOT brand. The segments share the utilization of the company’s core ad delivery software as a service (SaaS) technologies.

Three-month financial results for the period ended September 30, 2015
Net revenues for the three months ended September 30, 2015, were $19.3 million as compared to $13.0 million for the three months ended September 30, 2014. Revenue in our Partner Network was $7.2 million in the third quarter of 2015 compared to $7.1 million in the same quarter last year and compared to $9.3 million in the second quarter 2015. As expected and as reported last quarter, the high level of automotive advertising we experienced in the second quarter 2015 did not materialize in the third quarter 2015. Revenue in our Owned and Operated Network was $12.0 million in the third quarter of 2015 compared to $5.9 million in the same quarter last year and is the result of expansion across the sites both existing and new, along with the acquisition of a Partner, whose revenue of approximately $1 million per quarter was formerly counted in the Partner Network. Operating expenses increased from $6.7 million in the third quarter of 2014 to $12.7 million in the same quarter this year, due primarily to higher marketing expense which increased to $10.2 million in the quarter that ended September 30, 2015 compared to $4.3 million in the same quarter last year associated with the expansion and acquisition of sites.

For the quarter ended September 30, 2015, Net Income was $651,000 or $0.03 per diluted share compared to $403,000, or $0.02 per diluted share, for the quarter ended September 30, 2014.

For the quarter ended September 30, 2015, Adjusted EBITDA, a non-GAAP measure was $1.3 million compared to $1.2 million in the third quarter of 2014.

Balance Sheet as of September 30, 2015
Cash and cash equivalents totaled $3.9 million at September 30, 2015. All bank debt was repaid and reduced to zero at September 30, 2015 from $3.6 million at December 31, 2014.

Business Outlook We anticipate 2015 revenue to be between $66 million and $68.5 million, which represents an increase of 33% to 38% over 2014. Conference Call Information
Date: Thursday, October 22, 2015
Time: 4:15 p.m. EDT
Domestic Dial-in number: 1-888-401-4669
International Dial-in number: 1-719-325-2329
Live webcast: http://public.viavid.com/index.php?id=116704
In addition, the call will be webcast on the Investor Relations section of the Company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days. A telephone replay will be available through November 5, 2015. To access the replay, please dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international). At the system prompt, enter the code 984404 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an advertising technology and digital publishing business that serves billions of income generating ads monthly across a network of websites and apps serving desktop, tablet and mobile devices. To learn more about Inuvo, please visit www.inuvo.com or download our app at http://apple.co/1glLIGD for Apple iPhone or http://bit.ly/1G5f3K4 for Android.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2014 and our most recent Form 10-Q. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com
or
Investor Relations
Capital Markets Group
Alan Sheinwald
914-669-0222
alan@CapMarketsGroup.com

INUVO, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014
Net revenue	$19,254,052	$13,026,011	$49,402,809	$34,089,761
Cost of revenue	5,876,429	5,910,719	19,038,392	14,253,649
Gross profit	13,377,623	7,115,292	30,364,417	19,836,112
Operating expenses
Marketing costs	10,153,987	4,277,446	21,659,395	11,555,731
Compensation	1,540,730	1,192,227	4,073,240	3,431,237
Selling, general and administrative	1,047,808	1,180,940	3,214,113	3,245,904
Total operating expenses	12,742,525	6,650,613	28,946,748	18,232,872
Operating income	635,098	464,679	1,417,669	1,603,240
Interest expense, net	(23,101)	(84,870)	(111,674)	(285,973)
Net income from continuing operations before taxes	611,997	379,809	1,305,995	1,317,267
Income tax benefit	7,332	-	379,085	75,698
Net income from continuing operations	619,329	379,809	1,685,080	1,392,965
Net income from discontinued operations	32,065	23,065	37,632	66,959
Net income	651,394	402,874	1,722,712	1,459,924
Total comprehensive income	$651,394	$402,874	$1,722,712	$1,459,924
Earnings per share, basic and diluted
From continuing operations	$0.03	$0.02	$0.07	$0.06
From discontinued operations	-	-	-	-
Net income	$0.03	$0.02	$0.07	$0.06
Weighted average shares outstanding
Basic	24,271,895	23,445,771	24,209,667	23,485,052
Diluted	24,788,469	24,143,194	24,549,072	23,855,148

By Segment (Unaudited):
Net revenue
Partner Network	$7,241,441	$7,089,584	$24,098,859	$18,110,706
Owned and Operated Network	12,012,611	5,936,427	25,303,950	15,979,055
Total	$19,254,052	$13,026,011	$49,402,809	$34,089,761
Gross profit
Partner Network	$1,381,134	$1,207,382	$5,111,050	$4,024,984
Owned and Operated Network	11,996,489	5,907,910	25,253,367	15,811,128
Total	$13,377,623	$7,115,292	$30,364,417	$19,836,112

Non-GAAP Financial Measures

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA” and “Free Cash Flow.”

Adjusted EBITDA and Free Cash Flow are not measures of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA and Free Cash Flow are useful to investors in evaluating the Company’s performance because Adjusted EBITDA and Free Cash Flow are commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA and Free Cash Flow offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net income, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

INUVO, INC.

RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014
Net income from continuing operations before taxes	$611,997	$379,809	$1,305,995	$1,317,267
Interest expense, net	23,101	84,870	111,674	285,973
Depreciation	229,350	225,924	615,778	725,231
Amortization	234,294	198,501	690,951	595,503
Stock-based compensation	251,144	279,970	385,818	658,800
Severances and other non-recurring, non-cash items	_______	8,074	_______	126,017

Adjusted EBITDA	$1,349,886	$1,177,148	$3,110,216	$3,708,791

Reconciliation of Net Income from Continuing Operations before Taxes to Adjusted EBITDA

We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net income (loss) from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, (iv) stock-based compensation, and (v) accrued severance and other non-recurring, noncash expense. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

INUVO, INC.
RECONCILIATION OF NET INCOME TO FREE CASH FLOW
(Unaudited)
	For the Nine Months Ended September 30,
	2015	2014
Operating activities:
Net income	$1,722,712	$1,459,924
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,306,729	1,320,734
Stock based compensation	385,818	658,800
Amortization of financing fees	13,404	19,330
Settlement of tax liability and deferred income taxes	(406,453)	(75,698)
Adjustment of European liabilities related to discontinued operations	(56,611)	(93,013)
(Recovery) Provision of doubtful accounts	(13,036)	24,888
Net change in operating assets and liabilities	2,245,227	(587,862)
Net cash provided by operating activities	5,197,790	2,727,100
Investing activities:
Purchases of equipment and capitalized development costs	(1,050,678)	(656,441)
Net cash used in investing activities	(1,050,678)	(656,441)

Free cash flow	$4,147,112	$2,070,659

Reconciliation of Net Income to Free Cash Flow

We present Free Cash Flow as a supplemental measure of our performance. We defined Free Cash Flow as GAAP net income plus (i) adjustments to reconcile net income to net cash provided by operating activities and (ii) purchases of equipment and capitalized development costs. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Free Cash Flow, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Free Cash Flow should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.